Exhibit 10.1
GSI Commerce, Inc.
2005 Equity Incentive Plan
Performance Restricted Stock Unit Award Agreement

PARTICIPANT:

GRANT DATE:

TARGET NUMBER OF PERFORMANCE RESTRICTED STOCK UNITS:	units

MAXIMUM NUMBER OF PERFORMANCE RESTRICTED STOCK UNITS GRANTED (150% OF TARGET):	units

AWARD AND VESTING CRITERIA	The actual number of Performance Restricted Stock Units to be awarded to Participant and that may vest will be determined in accordance with conditions specified below.

PERFORMANCE PERIOD:
THIS AGREEMENT, effective as of the Grant Date set forth above, is between GSI Commerce, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”), and the Participant named above (“you” or “yours”), pursuant to the provisions of the Company’s 2005 Equity Incentive Plan (the “Plan”) with respect to the grant of the maximum number of performance restricted stock units (“PRSUs”) specified above. Capitalized terms used and not defined in this Performance Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meanings given to them in the Plan.
By accepting this Agreement, you irrevocably agree, on your own behalf and on behalf of your heirs and any other person claiming rights under this Agreement, to all of the terms and conditions of the PRSUs as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time). You and the Company agree as follows:

1. Application of Plan; Administration	This Agreement and your rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Board (or an appropriate committee thereof) may adopt. It is expressly understood that the Board (or an appropriate committee thereof) that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you to the extent permitted by the Plan.

2. Performance Goal	(a) The number of PRSUs to be awarded to you under this Agreement shall depend upon the extent to which the Non-GAAP Free Cash Flow (as defined in Section 2(b) equals, exceeds or falls short of $ for the Performance Period. If actual Non-GAAP Free Cash Flow for the Performance Period does not equal or exceed the 85% Non-GAAP Free Cash Flow Target threshold, as set forth in the table below, the right to receive an award of any PRSUs pursuant to this Agreement shall expire without consideration.

(b) Non-GAAP Free Cash Flow means Non-GAAP Income from Operations minus capital expenditures paid by the Company for fiscal . Non-GAAP Income from Operations means the Company’s consolidated income from operations excluding stock-based compensation, depreciation and amortization expenses, and the following expenses relating to acquisitions: transaction expenses, due diligence expenses, integration expenses, non-cash inventory valuation adjustments, and the cash portion of any deferred acquisition payments recorded as compensation expense, after taking into affect any payment of incentives under this Plan for fiscal . Non-GAAP Free Cash Flow will exclude any one time significant gains or losses on assets or equity sales or any other extraordinary, non-operating revenue or expense. The Board (or an appropriate committee thereof) has the discretion to determine what constitutes an extraordinary event and the impact to the Non-GAAP Free Cash Flow Targets.

(c) Subject to the foregoing, and provided that you have remained in Continuous Service with the Company from the Grant Date set forth above, the number of PRSUs to be awarded to you following completion of the Performance Period (such PRSUs, the “Awarded PRSUs”) shall be determined in accordance with the following schedules:

Non-GAAP Free
Cash Flow
Required to
Percentage	Achieve
Non-GAAP	Percentage Non-	Number of Awarded
Free Cash	GAAP Free Cash	PRSUs If Percentage Non-GAAP Free Cash
Flow	Flow Target	Flow Goal Achieved
85% Non-GAAP Free Cash Flow Target		$0.20 times Target Number of PRSUs
90% Non-GAAP Free Cash Flow Target		$0.467 times Target Number of PRSUs
95% Non-GAAP Free Cash Flow Target		$0.733 times Target Number of PRSUs
100% Non-GAAP Free Cash Flow Target		$1 times Target Number of PRSUs
110% Non-GAAP Free Cash Flow Target		$1.25 times Target Number of PRSUs
120% Non-GAAP Free Cash Flow Target		$1.5 times Target Number of PRSUs

In the event that the Company’s Non-GAAP Free Cash Flow for the Performance Period falls between two of the Percentage Non-GAAP Free Cash Flow Targets listed in the table above, the number of Awarded PRSUs shall be determined by linear interpolation.

Notwithstanding anything herein to the contrary, in no event shall more than 1.5 times the Target Number of PRSUs be awarded under this Agreement.

Following the end of the Performance Period and the collection of relevant data necessary to determine the extent to which the Non-GAAP Free Cash Flow Target set forth in this Section 2 has been satisfied, the Board (or an appropriate committee thereof) will determine: (a) the Non-GAAP Free Cash Flow achieved by the Company for the Performance Period, and (b) the multiple of the Target Number of PRSUs to be awarded as Awarded PRSUs. The Board (or an appropriate committee thereof) shall make these determinations in its sole discretion. The class and number of securities to be issued under this Agreement shall be subject to adjustment as provided for in Section 12(a) of the Plan. The Board’s (or an appropriate committee thereof) determination pursuant to this paragraph shall be evidenced by a written certification.

3. Vesting	100% of the Awarded PRSUs will vest (becoming “Vested Performance Units”) on (the “Vesting Date”), provided that you have remained in Continuous Service with the Company from the Grant Date set forth above until the Vesting Date, and provided further that in no case shall any Awarded PRSUs vest before the date of the Board’s (or an appropriate committee thereof) written certification pursuant to Section 2 hereof. Notwithstanding the foregoing, the terms and provisions of any employment agreement or offer letter between you and the Company (your “Offer Letter”), may provide that any vesting restrictions contained in this Section 3 will earlier lapse in certain circumstances.

4. Termination of Continuous Service	Except as otherwise provided in your Offer Letter and Section 7 of this Agreement, your right to any award of PRSUs and your rights under any Awarded PRSUs that have not become Vested Performance Units will be forfeited without consideration as of the date of termination of your Continuous Service with the Company for any reason.

5. Settlement of Vested Performance Units and Issuance of Shares	Each Vested Performance Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12(a) of the Plan, a “Share”) to you or, in the event of your death, to your designated beneficiary, within 5 days following the Vesting Date, but in no event later than 2 1/2 months following the last day of the Company’s fiscal year in which the Vesting Date occurs, subject to your satisfaction of any tax withholding obligations as described in Section 9 of this Agreement.

Notwithstanding any other provision of this Agreement or the Plan, the Company will not be obligated to issue or deliver any Shares pursuant to this Agreement (i) until all conditions to this Agreement have been satisfied or removed, (ii) until, in the opinion of counsel to the Company, all applicable federal and state laws and regulations have been complied with, (iii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the Shares have been listed or included or authorized to be listed or included on such exchange or system upon official notice of issuance, (iv) until the issuance or delivery of the Shares would not cause the Company to issue or sell more shares of Common Stock than the Company is then legally entitled to issue or sell, and (v) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by counsel to the Company.

You hereby authorize any brokerage service provider determined acceptable to the Company to open a securities account for you to be used for the settlement of Vested Performance Units. The date on which Shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

6. Rights as Stockholder	Except as otherwise provided in this Agreement, you will not be entitled to any privileges of ownership of the shares of Common Stock underlying your PRSUs, including voting, receipt of dividends or any other rights as a stockholder of the Company, unless and until shares of Common Stock are actually delivered to you under this Agreement.

7. Change in Control	Notwithstanding anything to the contrary in this Agreement, the Awarded PRSUs shall be subject to such acceleration of vesting upon a Change in Control as may be provided for in your Offer Letter or in the Change in Control Agreement between you and the Company, if any (the “Change in Control Agreement”).

8. Transferability	Except as provided in Section 10(k) hereof, your right to receive PRSUs under this Agreement, your Awarded PRSUs and any Vested Performance Units that you hold pursuant to this Agreement are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, other than by will or the laws of descent and distribution. Any voluntary or involuntary assignment, pledge, transfer, or other disposition of, or any attachment, execution, garnishment, or lien issued against or placed upon your right to receive PRSUs under this Agreement, your Awarded PRSUs and any Vested Performance Units that you hold pursuant to this Agreement in violation of the terms of this Agreement shall be void. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Shares pursuant to this Agreement.

9. Taxes
(a)  General. You are ultimately liable and responsible for all taxes owed by you in connection with your PRSUs, regardless of any action the Company takes or any transaction pursuant to this Section 9 with respect to any tax withholding obligations that arise in connection with the PRSUs. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, award, vesting or settlement of the PRSUs, the Awarded PRSUs or the Vested Performance Units, and the subsequent sale of any of the Shares issued in respect of any Awarded PRSUs that may vest. Except as otherwise provided in your Offer Letter or Change in Control Agreement, the Company does not commit and is under no obligation to structure this Agreement to reduce or eliminate your tax liability.

(b)  Withholding. On or before any Vesting Date, the date your Vested Performance Units are settled and Shares are issued to you pursuant to the terms of Section 5, and any other date upon which tax withholding obligations of the Company may arise, or at any time thereafter as requested by the Company, you hereby authorize withholding from, at the Company’s election, the Shares, payroll and any other amounts payable to you and you otherwise agree to make adequate provision for, as determined by the Company, any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with any of the above events or otherwise. Unless the tax withholding obligations of the Company or any Affiliate are satisfied, the Company will have no obligation to issue a certificate for Shares.

10. Miscellaneous
(a)  YOU ACKNOWLEDGE AND AGREE THAT THE VESTING OF ANY AWARDED PRSUS PURSUANT TO SECTION 3 HEREOF IS EARNED ONLY BY YOUR CONTINUOUS SERVICE WITH THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR ACQUIRING GRANTED PRSUS HEREUNDER). YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, DIRECTOR, OR CONSULTANT OF THE COMPANY FOR THE VESTING PERIOD, FOR THE PERFORMANCE PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH YOUR RIGHT OR THE COMPANY’S RIGHT TO TERMINATE YOUR RELATIONSHIP (I) AS AN EMPLOYEE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE; (II) AS A CONSULTANT PURSUANT TO THE TERMS OF YOUR AGREEMENT WITH THE COMPANY OR AN AFFILIATE; OR (III) AS A DIRECTOR PURSUANT TO THE BYLAWS OF THE COMPANY AND ANY APPLICABLE PROVISIONS OF THE CORPORATE LAW OF THE STATE OR OTHER JURISDICTION IN WHICH THE COMPANY IS DOMICILED, AS THE CASE MAY BE.

(b)  Your PRSUs are unfunded and as a holder of Vested Performance Units you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Shares pursuant to this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

(c)  This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of or under this Agreement, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the PRSUs and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of Shares issued pursuant to this Agreement must also comply with other applicable laws and regulations governing the sale of such Shares.

(d)  The benefits provided under this Agreement are intended to be subject to a “substantial risk of forfeiture” under Code Section 409A, and to be payable within the “short term deferral period” under such statute following lapse of the applicable forfeiture conditions. Notwithstanding anything in the Plan or this Agreement to the contrary, the Board (or an appropriate committee thereof) may, without your consent, amend this Agreement to comply with all of the requirements of Section 409A of the Code and any corresponding guidance and regulations issued under Section 409A of the Code to the extent it is determined, in the sole discretion of the Board (or an appropriate committee thereof), that such amendment is necessary to comply with the requirements of Section 409A of the Code.

(e) The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

(f)  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Board (or an appropriate committee thereof) (including any person(s) to whom the Board has delegated its authority) in its sole and absolute discretion. Such decision by the Board (or an appropriate committee thereof) shall be final and binding.

(g)  This Agreement, the Plan, the Offer Letter, the Employee Agreement (if any) and the Change in Control Agreement represent the entire agreement between the parties with respect to the PRSUs. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement or any other agreement, the terms and conditions of the Plan shall prevail. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Offer Letter, the terms and conditions of the Offer Letter shall prevail.

(h)  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of such Section to the fullest extent possible while remaining lawful and valid.

(i)  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(j)  This Agreement may be amended only by a writing executed by you and the Company which specifically states that it is amending this Agreement. Notwithstanding the foregoing and subject to Section 13(e) of the Plan, this Agreement may be amended solely by the Board (or an appropriate committee thereof) by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you. Without limiting the foregoing, the Board (or an appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the PRSUs which are then subject to restrictions as provided herein.

(k)  The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. You may not assign, transfer or pledge the granted PRSUs, the Awarded PRSUs, the Vested Performance Units or any right or interest therein or thereunder to anyone other than by will or the laws of descent and distribution except with the prior written consent of the Company. The Company may cancel your rights hereunder if you attempt to assign or transfer them in a manner inconsistent with this Agreement.

(l)  All notices with respect to this Agreement shall be in writing and shall be hand delivered or sent by first class mail or reputable overnight delivery service, expenses prepaid. Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in a manner provided in the preceding sentence. Notices to the Company or the Board (or an appropriate committee thereof) shall be delivered or sent to the Company’s headquarters, 935 First Avenue, King of Prussia, PA 19406, to the attention of its Chief Financial Officer and its General Counsel. Notices to the Participant or holder of Shares issued pursuant to this Agreement shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.

(m) The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(n) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

By the signatures below, you and the authorized representative of the Company acknowledge your agreement to this Performance Restricted Stock Unit Award Agreement as of the Grant Date specified above.

[name]	Date

Accepted by:

GSI COMMERCE, INC.

By	Date

Name

Title